UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2023

AlTi Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40103	92-1552220
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(212) 396-5904

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one Class A common stock at an exercise price of $11.50	ALTIW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on May 5, 2023, AlTi Global, Inc., a Delaware corporation (the “Company”) (f/k/a Cartesian Growth Corporation (“Cartesian”)), announced the commencement of its offer to each holder of its outstanding warrants, each whole warrant exercisable for one share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, at an exercise price of $11.50 per share, consisting of (a) publicly traded warrants (the “Public Warrants”), which were sold as part of the units in Cartesian’s initial public offering (the “IPO”) whether they were purchased in the IPO or thereafter in the open market and (b) warrants that were issued in a private placement in connection with the closing of the IPO that have not become public warrants as a result of being transferred to any person other than permitted transferees (the “Private Warrants” and together with the Public Warrants, the “Warrants”). The Company offered to all holders of the Warrants the opportunity to receive 0.25 shares of Class A Common Stock in exchange for each of such Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). Concurrently with the Offer, the Company solicited consents (the “Consent Solicitation”) from holders of the Warrants to amend the Amended and Restated Warrant Agreement, dated as of January 3, 2023 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), which governs all of the Warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”).

The Offer and Consent Solicitation expired one minute after 11:59 p.m., Eastern Standard Time, on June 2, 2023. The Company has been advised that 10,711,686 Public Warrants (including 51,753 Public Warrants tendered through guaranteed delivery), or approximately 97.5% of the outstanding Public Warrants, and 8,745,658 Private Warrants, or approximately 98.3% of the outstanding Private Warrants, were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. The Company accepted all validly tendered warrants for exchange and settlement on June 7, 2023, following the expiration of the deadline for the Warrants tendered pursuant to notices of guaranteed delivery on June 6, 2023.

In addition, pursuant to the Consent Solicitation, the Company received the approval of parties representing approximately 97.5% of the outstanding Public Warrants and approximately 98.3% of the outstanding Private Warrants to enter into the Warrant Amendment, which exceeds the threshold of 65% of each of the outstanding Public Warrants and outstanding Private Warrants required to effect the Warrant Amendment. Accordingly, the Company and the Warrant Agent entered into the Warrant Amendment, dated June 7, 2023, and the Company announced that it will exercise its right, in accordance with the terms of the Warrant Amendment, to exchange each warrant that is outstanding upon the closing of the Offer for 0.225 shares of Class A Common Stock per warrant (the “Post-Offer Exchange”). The Company has fixed the date for the Post-Offer Exchange as June 22, 2023.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the Warrant Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.03.	Material Modification to Rights of Security Holders.

Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.07.

Item 8.01.	Other Events.

On June 7, 2022, the Company issued a press release announcing the closing of the Offer and Consent Solicitation and the entry into the Warrant Amendment. At closing, the Company issued 4,864,275 shares of Class A Common Stock in exchange for the Warrants tendered in the Offer.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Amendment No. 1 to Amended and Restated Warrant Agreement, dated June 7, 2023, by and between AlTi Global, Inc. and Continental Stock Transfer & Trust Company.

99.1	Press Release of AlTi Global, Inc., dated June 7, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2023	ALTI GLOBAL, INC.

/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Chief Executive Officer